Exhibit 99.1

NextPlat Reports $9.9 Million in Revenue for Q1 2026 with Record Quartery Consolidated Gross Margins of 35%

Turnaround Efforts Deliver 9% Reductions in Sequential Quarterly Expenses Creating Efficient Foundation for Expected Positive Income from Operations in Latter Half of 2026

HALLANDALE BEACH, FL – May 14, 2026 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced improved operating results for its first quarter ended March 31, 2026 as it continues to execute against its ongoing turnaround efforts.

“We are pleased with the significant progress we have made in successfully refocusing our operations to deliver improved results as demonstrated in the first quarter. These results reflect the continuation of the positive trends established late in 2025 as we executed on our plans to improve the fundamentals of the business and create a sustainable foundation for growth throughout 2026,” said David Phipps, Chief Executive Officer and President of NextPlat Corp. “Supported by a dramatically more efficient and effective cost structure, enhanced business development capabilities and a renewed commitment to customer service, we believe we are now positioned to capitalize on multiple opportunities ahead of us to drive more profitable growth in the months ahead and to deliver value to all of our stakeholders.”

First Quarter 2026 Financial Highlights:

●	Consolidated revenue for the quarter ended March 31, 2026, was approximately $9.9 million, compared to approximately $13.9 million for the prior year period, an overall decrease of 29% which reflects the expected decline in overall healthcare revenue.

○ First quarter 2026 Healthcare Operations pharmacy prescription revenue decreased to approximately $4.8 million from approximately $9.5 million in the prior year period. The year-over-year decrease was primarily driven by lower reimbursement rates of approximately $3.0 million and the anticipated contraction in prescription volume of approximately $1.7 million, reflecting the changes in payer reimbursement rates and overall payer mix. First quarter 2026 Healthcare Operations pharmacy contract revenue increased to approximately $1.9 million from approximately $1.4 million in the prior year period. This increase was attributable to the medication fulfillment contract services secured late in 2025. Sequentially, first quarter 2026 pharmacy contract revenue increased approximately 19% versus the fourth quarter of 2025 driven by continued business development activity and customer service enhancements focused on contract customers. These results demonstrate that well-managed pharmacy operations, combined with strong margin discipline, operational efficiency, and strategic customer relationships can continue to generate attractive profitability despite ongoing reimbursement pressures across the industry.

○ First quarter 2026 e-Commerce revenues increased to approximately $3.2 million from approximately $3.0 million in the prior year period primarily due to an increase in airtime sales of approximately $0.2 million. Through the first five months of 2026, the Company continued to see strong global demand for satellite-based connectivity and IoT products highlighted by new and expanded orders in support of international government and military customers for Iridium and Globalstar devices.

●	Overall gross margin for the quarter ended March 31, 2026, improved dramatically to approximately 35%, a quarterly record, up from the prior year quarter of approximately 21%, and up sequentially from approximately 20% recorded for the full year ended December 31, 2025.

○ Gross margin for Healthcare Operations nearly doubled to approximately 39% in the first quarter of 2026 compared to approximately 20% in the first quarter of 2025, and sequentially up from approximately 18% in the fourth quarter of 2025. The dramatic increase in gross margin was attributable to the addition of new contracted medication fulfillment services as well as the improved drug costing as a result of the Medicare Maximum Fair Price program which began in January 2026. As a result of increasing levels of higher margin 340B and medication fulfillment contracted services revenue, this operating segment’s gross margin is anticipated to remain elevated throughout the remainder of 2026.

○ Gross margin for e-Commerce Operations increased slightly in the first quarter of 2026 to approximately 25% from 24% when compared to the first quarter of 2025.

●	Total operating expenses for the quarter ended March 31, 2026, decreased to approximately $4.5 million from approximately $4.9 million in the prior year quarter, a reduction of approximately $0.4 million, or 9%. Overall operating expenses declined significantly due to the Company’s ongoing refocusing and streamlining efforts highlighted by decreases in salaries and wages resulting from reductions in total headcount and executive compensation as well as decreases in professional fees. Management expects that the addition of higher margin contracted healthcare services revenue combined with reduced levels of operating expenses throughout 2026 will enable the Company to achieve positive operating income in the latter half of 2026.

●	Net loss attributable to common stockholders for the quarter ended March 31, 2026 decreased 42% to approximately $1.1 million, or ($0.42) per diluted share, compared to a net loss attributable to common stockholders of approximately $1.9 million, or ($0.75) per diluted share for the three months ended March 31, 2025. Based upon additional higher-margin contracted healthcare services revenue combined with prudent expense controls, the Company anticipates significant reduction of losses by the fourth quarter of 2026.

●	The Company ended the quarter with approximately $11.0 million in cash, working capital of approximately $14.2 million, and zero unsecured debt as of March 31, 2026. The Company expects that a portion of the outstanding receivables contributing to the timing-related decreases in cash collections during the first quarter of 2026 will be collected during the second quarter of 2026; however, the timing of such collections may vary.

Organizational Highlights and Recent Business Developments:

●	In March 2026, NextPlat announced its latest healthcare growth initiative through a nationwide fulfillment partnership which is expected to significantly expand the Company’s addressable market beyond Florida where the Company’s healthcare operations segment generated nearly $40 million in annual revenue last year. In addition to supporting NextPlat’s current healthcare clients with multi-state operations, the new nationwide fulfillment capabilities will support the launch of the Company’s new healthcare e-commerce site. The new site will feature an array of popular prescription medications and Over-the-Counter (OTC) products including its Florida Sunshine brand of premium vitamins and supplements and is expected to go live before the end of the second quarter of 2026.

●	The Company continues to invest in its Healthcare Operations business development and customer service improvement efforts to drive growth initiatives across both pharmacy contracted services and long-term care customers. At the end of the first quarter, the Company contracted five new 340B entities, a single quarter record. These new 340B entities are expected to commence activities in July 2026.

●	In the first quarter, the Company’s e-commerce sales and distribution platforms for satellite connectivity and communications continued to see strong demand for products from leading providers including Globalstar and Iridium, with significant new orders received from European government and military customers. This demand was highlighted by the Company’s Global Telesat Communications Ltd (GTC) subsidiary being awarded a contract from a U.K. government prime supplier for satellite-enabled Internet of Things (IoT) hardware in support of a NATO military customer valued at approximately $820,000. By the end of the first quarter of 2026, GTC generated a government and military sales pipeline valued at over $1.2 million with significant new sales secured in April and May expected to contribute to additional pipeline growth in the second quarter of 2026.

First Quarter 2026 Conference Call Notification

NextPlat’s Chief Executive Officer and President, David Phipps, its Chief Financial Officer, Amanda Ferrio, and Vice President of Healthcare Operations, Birute Norkute, will host a conference call today, May 14th at 8:30 a.m. Eastern time to discuss the results for the quarter ended March 31, 2026, as well as other recent developments.

To access the call, please use the following information:

Date:	Thursday, May 14, 2026
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/aK21yzvyep9

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/aK21yzvyep9 and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar/detail/20260514-q1-2026-results-conference-call. A replay of the conference call will be available after 12:00 p.m. Eastern time through May 21, 2026.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	39044#

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, to be filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue, net	$9,855	$13,926
Cost of revenue	6,443	11,062
Gross profit	3,412	2,864

Operating expenses:
Selling, general and administrative	2,006	2,037
Salaries, wages and payroll taxes	2,419	2,715
Depreciation and amortization	65	170
Intangible asset amortization	25	26
Total operating expenses	4,515	4,948

Operating loss	(1,103)	(2,084)
Non-operating expense (income)	29	(151)
Loss before income taxes	(1,132)	(1,933)
Income taxes	—	(9)
Net loss	(1,132)	(1,942)
Net loss attributable to non-controlling interest	14	—
Net loss attributable to common stockholders	$(1,118)	$(1,942)

Comprehensive loss:
Net loss	$(1,132)	$(1,942)
Foreign currency gain (loss)	23	(11)
Comprehensive loss	$(1,109)	$(1,953)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,118)	$(1,942)
Weighted number of common shares outstanding – basic and diluted	2,693	2,596

Basic and diluted loss per share	$(0.42)	$(0.75)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value data)

	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$11,008	$13,709
Receivables, net of allowances of $46 and $40 as of March 31, 2026 and December 31, 2025, respectively	7,226	5,944
Inventory, net of inventory reserves of $419 and $418 as of March 31, 2026 and December 31, 2025, respectively	3,968	3,396
Other current assets	1,054	1,107
Total Current Assets	23,256	24,156
Property and equipment, net of accumulated depreciation of $1,428 and $3,527 as of March 31, 2026 and December 31, 2025, respectively	2,438	2,505
Operating right-of-use assets, net	634	189
Other noncurrent assets	590	615
Total Assets	$26,918	$27,465

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$8,348	$8,265
Notes payable	305	416
Operating lease liabilities	231	158
Other current liabilities	204	287
Total Current Liabilities	9,088	9,126

Long Term Liabilities:
Notes payable, net of current portion	846	876
Operating lease liabilities, net of current portion	410	41
Total Liabilities	10,344	10,043

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 2,702,622 and 2,676,788 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively)	3	3
Additional paid-in capital	77,847	77,586
Accumulated deficit	(61,181)	(60,063)
Accumulated other comprehensive loss	(95)	(118)
Treasury stock (at cost; 13,054 shares as of March 31, 2026 and December 31, 2025, respectively)	(100)	(100)
Equity attributable to common stockholders	16,474	17,308
Equity attributable to non-controlling interests	100	114
Total Equity	16,574	17,422

Total Liabilities and Equity	$26,918	$27,465